Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into between Techne Corporation, a Minnesota corporation, and James T. Hippel (each may be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

Whereas, Techne wishes to employ Employee under the terms and conditions set forth in this Agreement, and Employee wishes to accept such employment under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Techne and Employee agree as follows:

ARTICLE 1.

TERM OF EMPLOYMENT: DUTIES AND SUPERVISION

1.1) Parties. The Parties to this Agreement are James T. Hippel (“Employee”) and Techne Corporation (“Techne”). As used herein, Techne refers to Techne Corporation and its subsidiaries, including but not limited to Research and Diagnostic Systems, Inc. (“R&D”), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Techne or R&D or any other appropriate Techne subsidiary.

1.2) Employment and Term of Employment. Techne hereby employs Employee and Employee hereby accepts employment as Vice President of Finance and Chief Financial Officer on the terms and conditions set forth in this Agreement. Employee’s employment hereunder will commence on April 1, 2014 and continue through March 31, 2017 (hereinafter the “Term”) unless earlier terminated as provided in Article 4 hereof.

1.3) Duties and Supervision.

A. During the term of his employment, Employee agrees to devote his full business and professional time, energy, diligence and best efforts to the business and affairs of Techne, and to perform such services and duties Employee may from time to time be assigned by Techne, and specifically its Chief Executive Officer.

B. Employee agrees to be subject to Techne’s control, rules, regulations, policies and programs. Employee further agrees that he will carry on all correspondence, publicity and advertising in Techne’s name and he shall not enter into any contract on behalf of Techne except as expressly authorized by Techne.

ARTICLE 2.

COMPENSATION AND BENEFITS

2.1) Base Salary. During the period of April 1, 2014 through March 31, 2015, Techne will pay Employee as base compensation for services to be rendered hereunder an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000), to be paid bi-weekly or in accordance with the usual payroll practices of Techne. The base annual salary amount will be reviewed and adjusted by Techne’s Executive Compensation Committee from time to time (but no less than annually) in its sole discretion. The base annual salary will be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Techne or that are requested to be withheld by Employee.

2.2) Management Incentive Plan. During each fiscal year of the Term of Employee’s employment (starting with Techne’s 2015 fiscal year, which begins July 1, 2014), Employee shall be eligible to participate in Techne’s Management Incentive Plan (the “Management Incentive Plan”). For fiscal year 2015, upon approval by Techne’s Executive Compensation Committee of the terms of the Management Incentive Plan, Employee shall be eligible to earn a cash bonus targeted at fifty percent (50%) of his base salary based on achievement of targets to be approved by Techne’s Board of Directors or Executive Compensation Committee. After receipt of Techne’s final audit report of the applicable fiscal year, Techne’s Executive Compensation Committee will determine and certify in writing the degree to which the annual targets have been achieved and calculate the portion of Employee’s potential cash bonus (if any) that will be paid. If earned, any such cash bonus will be paid as soon as administratively practicable thereafter, but in no event later than would be permitted under the short-term deferral period defined by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

2.3) Long-term Equity Awards. Upon commencement of employment under Section 1.2 of this Agreement, Techne will grant to Employee a time-vested stock option to purchase an aggregate of Twenty-Five Thousand (25,000) shares of common stock in Techne, a performance-vested stock option to purchase an aggregate of Ten Thousand (10,000) shares of Techne common stock, and a grant of Five Thousand (5,000) restricted stock units, which will have a three year vesting schedule. These equity grant awards shall be in substantially the forms attached as Exhibits A, B and C, respectively, to this Agreement. Executive also will be eligible to participate in and receive additional grants commensurate with his position and level in any equity-based or equity related compensation plan, programs or agreements of Techne made available generally to its senior executives; provided that the amount, timing, and other terms of any future grant shall be determined by the Techne Board of Directors, or its designated committees, in its sole discretion.

2.5) Miscellaneous Benefits. Techne will provide Employee the following additional benefits:

A. Reimbursement in accordance with Techne’s standard reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-pocket business expenses incurred by Employee in performing his duties for Techne so long as properly substantiated.

B. Paid vacation of four (4) weeks per calendar year, prorated for partial years of service, to be taken at such times as selected by Employee and as approved by the Chief Executive Officer or his designee. Carryover, forfeiture or payout of unused vacation time from period to period or upon termination of employment shall be in accordance with Techne’s policies that may be in effect from time to time.

C. Reimbursement for reasonable travel expenses (per discretion of the Company) for weekly commuting between California and Minnesota through June 30, 2014 as well as three round trip tickets for Employee’s spouse.

D. Upon commencement of employment under Section 1.2 of this Agreement, a relocation payment of One Hundred Twenty Thousand Dollars ($120,000), less applicable deductions and withholding, provided that if Employee terminates his employment prior to March 31, 2015, Employee will be required to repay a pro rata portion of such amount.

E. Reimbursement for reasonable annual premium costs for supplemental term life insurance and supplemental short-term and long-term disability insurance policies that, when combined with the coverage provided under Techne’s standard employee benefits plans, provide for aggregate coverage equal to three times Employee’s base salary for life insurance and 70% and 60% of Employee’s base salary, respectively, for short-term and long-term disability, which reimbursement amount shall include an additional reasonable gross up amount to cover taxes incurred by Employee from receipt of the reimbursement payment.

2.6) Other Employee Compensation and Benefits. In addition to the compensation and benefits provided to Employee in Sections 2.1 through 2.5 hereof, Employee will be entitled to participate in other employee compensation and benefit plans from time to time established by Techne and made available generally to all employees to the extent that Employee’s age, tenure and title make him eligible to receive those benefits. Employee will participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. Techne has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies. Nothing in this Agreement is intended to or shall in any way restrict Techne’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment. Employee shall not be reimbursed for unused personal days or sick days upon his termination from employment regardless of the reason, whether voluntary or involuntary.

ARTICLE 3.

INVENTIONS, PROPRIETARY INFORMATION AND UNFAIR COMPETITION

3.1) Prior Agreement. Neither the execution of this Agreement nor any provision in it shall be interpreted as rescinding or revoking the “Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition” previously entered into between Techne and Employee as of even date herewith (the “Prior Inventions, Proprietary Information, and Unfair Competition Agreement”). Techne and Employee hereby agree that the terms and conditions of such Prior Inventions, Proprietary Information, and Unfair Competition Agreement shall continue in full force and effect and shall apply to all businesses of Techne, including not only business conducted by Techne but also to business conducted through Techne or any subsidiary or venture of Techne now existing or hereafter created. The termination of this Agreement or Employee’s employment shall not terminate Employee’s obligations under the Prior Inventions, Proprietary Information, and Unfair Competition Agreement, the terms and conditions of which shall survive termination of this Agreement and termination of Employee’s employment for any reason, whether voluntary or involuntary.

ARTICLE 4.

TERMINATION

4.1) Events of Termination. Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Employee’s employment may be terminated as follows:

A. By mutual written agreement of the parties;

B. Upon Employee’s death;

C. Upon Employee’s inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Techne Board of Directors, and such inability continues for a period of ninety (90) calendar days or as may otherwise be required by applicable law. Nothing in this Section 4.1(C) shall limit the right of either Party to terminate Employee’s employment under one of the other sections of this Section 4.1;

D. By either Party upon written notice to the other Party;

E. Upon the insolvency or bankruptcy of Techne;

F. In the event of a Change in Control, as set forth in Section 5.1, provided that the severance provisions of Section 5.1 of this Agreement are met;

G. Techne shall have the right to terminate Employee’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” shall include, but not be limited to, the following:

i. Habitual neglect of, or the willful or material failure to perform the duties of employment hereunder, as determined in good faith by the Board of Directors of Techne and/or its designee;

ii. Embezzlement or any act of fraud;

iii. Commission of acts that can be charged as a felony, whether or not committed during the term hereof or in the course of employment hereunder;

iv. Dishonesty in dealing between Employee and Techne or between Employee and other employees of Techne;

v. Use of or dependence on any controlled substance without a prescription, or any illegal or narcotic drug; or use of alcohol in a manner, regardless of time or place, which either adversely affects Employee’s job performance or otherwise reflects negatively on Techne or Employee;

vi. Habitual absenteeism; or

vii. Willfully acting in a manner materially adverse to the best interests of Techne.

4.2) Return of Property. At such time that Employee’s employment with Techne ends (the “Termination Date”) or at such earlier time as Techne may notify Employee, Employee will immediately cease doing business upon Techne’s premises and will immediately deliver to Techne all of its property and all property to be held by Techne in his possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials. In addition, if Employee has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, smart phones, iPhones, iPads, etc.) to receive, store, review, prepare or transmit any Techne information, including but not limited to Confidential Information (as defined below), Employee agrees to provide Techne with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such information from those systems. Employee also agrees to certify, within ten (10) days after the Termination Date, in writing to Techne that he has complied with his obligation to return Techne property.

A. For purposes of this Agreement, “Confidential Information” means information which is not generally known and which Techne holds in confidence, including, without limitation, the following: all information and data developed or acquired by Employee in the course of employment with Techne; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of Techne or any customer of Techne; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Employee in the course of employment.

B. Notwithstanding anything to the contrary, “Confidential Information” does not include any information that is (i) in the public domain or enters the public domain through no violation of obligations Employee owes to Techne; (ii) disclosed to Employee other than as a result of Employee’s capacity as an employee of Techne by a third-party not subject to maintain the information in confidence; or (iii) already known by Employee other than as a result of Employee’s past relationship with Techne (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

ARTICLE 5.

TERMINATION BENEFITS

5.1) Payment Upon Termination. Upon (i) termination of Employee’s employment other than by Techne for Cause as defined in Section 4.1(G) or upon Employee’s death or disability as provided in Sections 4.1(B) and (C), or (ii) Employee’s resignation for Good Reason, as defined below, Employee will be paid an amount equal to one (1) year of his then-current base annual salary (but not any cash or incentive bonus) (hereinafter referred to as the “Termination Severance Payment”); provided, however, that Employee shall be entitled to the Termination Severance Payment set forth in this Section 5.1 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Techne, which will include, but not be limited to, a comprehensive release of claims against Techne and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims. As used in this Agreement, “Good Reason” means a good faith determination by Employee that any one or more of the following events have occurred; provided, however, that such event shall not constitute “Good Reason” if Employee has expressly consented to such event in writing or if Employee fails to provide written notice of his decision to terminate within sixty (60) calendar days of the occurrence of such event:

A. A change in Employee’s reporting responsibilities, titles or offices, or any removal of Employee from any of such positions, which has the effect of diminishing Employee’s responsibility or authority;

B. A material reduction by Techne in Employee’s total compensation from that provided to him under this Agreement;

C. A requirement imposed by Techne on Employee that results in Employee being based at a location that is outside a fifty (50) mile radius of Techne; or

D. The existence of physical working conditions or requirements that a reasonable person in Employee’s position would find to be intolerable; provided, however, that Techne has received written notice of such “intolerable” conditions and Techne has failed within thirty (30) calendar days after receipt of such notice to cure or otherwise appropriately address such “intolerable” conditions. Termination for “Good Reason” shall not include Employee’s termination as a result of death, disability, retirement or a termination for any reason other than the events specified in clauses (A) through (D) in this Section 5.1.

5.2) Payment Upon Termination for Change in Control. If there is a Change in Control, as defined below, and Employee’s employment is terminated upon consummation of such Change in Control or within one (1) year thereafter, Employee will be paid an amount equal to one (1) year of his then-current base annual salary plus the pro-rated value of any incentive compensation earned through the date of such termination pursuant to Section 2.2 above and the automatic acceleration of any vesting requirements of the equity grants awarded under Section 2.3 above (hereinafter referred to as the “CIC Severance Payment”); provided, however, that Employee shall be entitled to the CIC Severance Payment set forth in this Section 5.2 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Techne, which will include, but not be limited to, a comprehensive release of claims against Techne and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker’s compensation claims. “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (A) through (C) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

A. Any person, entity or group becomes the Owner, directly or indirectly, of securities of Techne representing more than fifty percent (50%) of the combined voting power of Techne’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Techne by an investor, any affiliate thereof or any other person, entity or group from Techne in a transaction or series of related transactions the primary purpose of which is to obtain financing for Techne through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Techne reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Techne, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

B. There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Techne and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Techne immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Techne immediately prior to such transaction; or

C. There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of Techne and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of Techne and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Techne in substantially the same proportions as their Ownership of the outstanding voting securities of Techne immediately prior to such sale, lease, license or other disposition (for purposes of this Section 5.1(C), “gross value” means the value of the assets of Techne or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Techne. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.3) Timing of Cash Severance Payment. Any cash payments pursuant to Section 5.1 or 5.2 will be paid to Employee monthly over the course of a one-year period beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in Section 5.1 or 5.2 are subject to the requirements of Code Section 409A and Techne determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment and on such date any amounts that would have been paid during the first six months following the termination but for operation of this proviso will be paid in one lump sum with the remaining payments made monthly over the remainder of the specified one-year period. In addition, all payments made to Employee pursuant to Section 5.1 or 5.2 will be reduced by amounts (A) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (B) owed to Techne by Employee for any amounts advanced, loaned or misappropriated. Such offset will be made in the manner permitted by and will be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

5.4) No Other Payments. Except as provided in Section 5.1 and 5.2, including but not limited to if Employee is terminated with Cause or voluntarily terminates his employment at any time without Good Reason, Employee will not be entitled to any compensation or benefits other than that which was due to him as of the date of termination, regardless of any claim by Employee for compensation, salary, bonus, severance benefits or other payments.

ARTICLE 6.

ARBITRATION

6.1) Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Employee’s application or candidacy for employment, employment and/or termination of employment with Techne including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing Parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the Parties cannot agree on an arbitrator within 20 days, any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the Parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker’s compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Techne may be entitled in accordance with the Prior Inventions, Proprietary Information, and Unfair Competition Agreement referred to in Section 4.1 herein.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

7.1 Modifications. Except as provided in Section 4.1 above, this Agreement supersedes all prior agreements and understandings between the Parties relating to the employment of Employee by Techne and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement will be valid unless in writing signed by the Party against whom the same is sought to be enforced.

7.2) Binding Effect. The breach by Techne of any other agreement or instrument between Techne and Employee will not excuse or waive Employee’s performance under, or compliance with, this Agreement.

7.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles that would require the application of any other law.

7.4 Successors and Assigns. This Agreement is personal to Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by Techne. This Agreement is binding on any successors or assigns of Techne.

7.5 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

7.6 No Conflicting Obligations. Employee represents and warrants to Techne that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder. If Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of Employee’s to be confidential, trade secret, or otherwise proprietary, Employee shall not disclose such information to Techne or use such information to benefit Techne in any way.

7.7 Waivers. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7.8 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, Techne and Employee agree that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

7.9 Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Parties agree that this Agreement will be amended (as determined by Techne in its sole discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and Techne determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A.

7.10 Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (A) upon personal delivery to the Party to be notified; (B) when sent by facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours then on the next business day; (C) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (D) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth below, or to such facsimile numbers, or addresses as subsequently modified by written notice given in accordance with this Section:

(a)	If to Techne:
Techne Corporation
Attention: Chair, Board of Directors
614 McKinley Place Northeast
Minneapolis, MN 55413

(b)	If to the Employee:
James T. Hippel
2294 Minerva Court
Livermore, CA 94550

7.11 Construction. The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and contribute to its drafting, and therefore, it is not to be construed more liberally in favor of, or more strictly against, any Party hereto.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.

7.13 Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Employee and the Techne (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 7.13, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Employee’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Employee and Techne otherwise agree in writing, any determination required under this Section 7.13 shall be made in writing by Techne’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Employee and Techne for all purposes. For purposes of making the calculations required by this Section 7.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Employee and Techne shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.13.

(Signatures follow on the next page(s).)

THE PARTIES HAVE executed this Agreement in the manner appropriate to each as of the dates set forth below.

TECHNE CORPORATION

By	/s/ Charles R. Kummeth	February 5, 2014
Its Chief Executive Officer		Date

EMPLOYEE

/s/ James T. Hippel		January 30, 2014
James T. Hippel		Date